September 4, 2001

SECOND AMENDMENT AGREEMENT

Solar Energy Limited (SLRE) entered into an Offer to Purchase dated July 11, 2001 with Hyaton Organics, Inc. (HYTN). A copy of this offer and an initial Amendment is attached to and forms part of this Second Amendment.

It is hereby mutually agreed to further amend the Offer to Purchase as follows:

1. Price: Instead of 10,000,000 common shares of HYTN, the purchase price to be modified as follows:

Purchase Price: 2,000,000 common shares of HYTN plus $8,000,000 of HYTN voting preference shares to bear interest at 6%, interest accrued with a 3 year term. Interest only paid quarterly from cash flow as generated by Sunspring. The preference shares to be convertible to HYTN common shares at the Vendor's option. The rate of conversion to be the average 10 day trading price of HYTN shares calculated for the 10 days prior to written exercise of the option. However, there is to be a minimum base of $2.00 / share with a maximum of $4.00 / share.

The conversion can only be done 12 months or later after closing and can be done in part or in total during the balance of the 3 year terms.

6. Miscellaneous General Conditions:

Clause 6 e) to be added as follows:

The closing documents to contain "clawback" arrangements for both SLRE and HYTN. Should HYTN not provide working capital on a timely basis to Sunspring according to a yet to be prepared 12 month budget and business plan, SLRE, by returning the $8,000,000 preference shares to repossess the Sunspring shares.

On the other hand, if after completion of the 12 months of business under the business plan, Sunspring's progress toward a commercialization of one of its projects is not satisfactory, HYTN can elect to return to SLRE the Sunspring shares in exchange for $8,000,000 preference shares. Suitable 60 days notice of intent to "clawback" is required by either party along with provisions for arbitration if the "clawback" is not mutually agreed to.

S I G N E D: A G R E E D:

SOLAR ENERGY LIMITED HYATON ORGANICS, INC.

/s/ signed /s/ signed